Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

ARRIVAL

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities	Equity (1)	Ordinary Shares, with an accounting par value per share	Other(2)	125,000,000(3)	$0.31	$38,750,000	$110.20 per $1,000,000	$4,270.25

Newly Registered Securities	Equity (1)	Ordinary Shares, with an accounting par value per share	Other(2)	125,000,000(4)	$0.31	$38,750,000	$110.20 per $1,000,000	$4,270.25

Newly Registered Securities	Equity (1)	Ordinary Shares, with an accounting par value per share	Other(2)	219,420,000(5)	$0.31	$68,020,200	$110.20 per $1,000,000	$7,495.83
	Total Offering Amount Fee							$16,036.33
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$16,036.33

Notes:—

(1)

Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional securities that may be offered or issued by the Registrant in connection with any stock split, stock dividend or similar transaction.

(2)

Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.31 per share, which is the average of the high and low prices of the Ordinary Shares, as reported on the Nasdaq Global Select Market on February 23, 2023.

(3)	Consists of 125,000,000 Ordinary Shares delivered to the Selling Securityholder pursuant to the Subscription Agreement.
(4)

Consists of 125,000,000 Ordinary Shares delivered to the Selling Securityholder pursuant to the Subscription Agreement, assuming such offering of the additional 125,000,000 Ordinary Shares comprises an offering at a price of $0.20 per Ordinary Share, being the lesser of $0.20 per Ordinary Share and 70% of the last reported sale price per Ordinary Share on The Nasdaq Global Select Market on the business day prior to the date on which the relevant subscription notice has been properly delivered to the Selling Securityholder pursuant to the terms of the Subscription Agreement. The sale price used herein with respect to such additional offering is an assumed sale price, and the actual number of Ordinary Shares issued in connection with such offering may vary depending on the actual sale price for such offering. As a result, the actual number of Ordinary Shares issued in such additional offering could be significantly higher. In the event that the Registrant issues more than 125,000,000 Ordinary Shares in connection with such additional offering, it undertakes and agrees to amend this registration statement in order to satisfy any and all obligations for the payment of any additional registration fees in connection with the issuance of such additional Ordinary Shares.

(5)	Consists of 219,420,000 Ordinary Shares delivered to the Selling Securityholder pursuant to the Exchange Agreement.